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                     July 27, 2020

       Ellen Johnson
       Chief Financial Officer
       Interpublic Group of Companies, Inc.
       909 Third Avenue
       New York, New York 10022

                                                        Re: Interpublic Group
of Companies, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 21,
2020
                                                            File No. 1-06686

       Dear Ms. Johnson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services